Exhibit 99

Final Transcript

CTG: CTG Conference Call

April 24, 2008/10:00 a.m. EDT

SPEAKERS

Jim Culligan

James Boldt - President and CEO

Brendan Harrington - Senior Vice President and CFO

ANALYSTS

Rick Dauteuil – Columbia Management

William Ditullio – Boenning & Scattergood

PRESENTATION

Moderator	Ladies and gentlemen, thank you for standing by. Welcome to the CTG Conference Call. At this time, all participants are in a listen-only mode. Later there will be an opportunity for questions. As a reminder today’s call is being recorded. I would now like to turn the conference over to Jim Culligan. Please go ahead, sir.

CTG

Host: James Boldt

April 24, 2008/10:00 a.m. EDT

J. Culligan	Thank you, Gloria and good morning, everyone. We certainly appreciate your time and your interest in CTG. On the call today we have President and Chief Executive Officer, Jim Boldt; and Brendan Harrington, Senior Vice President and Chief Financial Officer. Jim and Brendan are going to review the results for the first quarter 2008 and update you on the company’s strategy and outlook. We’ll follow with an opportunity for Q&A. If you don’t have the news release discussing our financial results, you can access it at the company’s Web site at www.ctg.com.

Before we begin I want to mention that statements in the course of this conference call that state the company’s or management’s intentions, hopes, beliefs, expectations, and predictions for the future are forward-looking statements. It’s important to note that the company’s actual results could differ materially from those projected. Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained in our earnings release as well as in the company’s SEC filings. You can find them at our Web site or the SEC’s Web site at www.sec.gov. So please review our forward-looking statements in conjunction with these precautionary factors. With that, I’d like to turn it over to Jim to begin the discussion.

CTG

Host: James Boldt

April 24, 2008/10:00 a.m. EDT

J. Boldt	Thanks, Jim. Good morning, everyone. This is Jim Boldt. I want to thank you for joining us this morning for our first quarter earnings conference call. As you saw in our earnings release, our first quarter revenue and earnings were both above our guidance. We’re excited about the fact that our new solutions offerings to the healthcare industry were the largest contributor to our better than expected results in the first quarter. Our favorable outlook for those solutions has caused us to raise our guidance for the entire year. I’m going to talk more about our expectations and business in a minute, but first I’m going to as Brendan to start us off with a review of our financial results. Brendan.

B. Harrington	Thanks, Jim. Good morning. For the first quarter of 2008 CTG’s revenue was $86.7 million, an increase of approximately $6.7 million or 8.3% compared with the first quarter of 2007. Net income was $1.4 million in the first quarter 2008 and increased by 25% from $1.1 million in the first quarter of 2007. Net income per diluted share was $0.09 for the quarter. These results include $147,000 net of tax or $0.01 per diluted share that CTG recorded for advisory fees incurred in connection with our consideration of two unsolicited merger proposals from RCM Technologies, Inc. As mentioned in the release, our board unanimously

CTG

Host: James Boldt

April 24, 2008/10:00 a.m. EDT

rejected both proposals. We do not expect to record any additional advisory fees associated with these proposals.

Net income for the first quarter 2007 includes a gain of approximately $0.02 per share resulting from the sale of marketable securities. Excluding the cost of the advisory fees in the first quarter of 2008 and the gain from the sale of marketable securities in the first quarter of 2007, net income would have more than doubled in the first quarter of 2008. Excluding the merger evaluation fees from our first quarter results, operating income was $2.6 million, 105% higher than the 2007 first quarter. Net income excluding these fees was $1.6 million or $0.10 per diluted share. Both the 2008 and 2007 first quarter results include equity compensation expense of approximately $0.01 per diluted share net of tax.

Solutions revenue in the first quarter of 2008 was 34% of total revenue or $29.5 million. This represents 9% growth in our Solutions revenue compared to the first quarter of 2007. Direct costs as a percentage of revenue were 78.4% in the quarter, compared with 78.2% in the first quarter of 2007 and 77.8% in the fourth quarter of 2007. We had $27.3 million in revenue from IBM, our largest staffing customer in the first quarter of 2008, compared with $22.8 million in the first quarter of 2007.

CTG

Host: James Boldt

April 24, 2008/10:00 a.m. EDT

This represents 31.4% and 28.5% of total revenue in the 2008 and 2007 first quarters respectively.

Quarterly revenue from our European operations was $19 million in the 2008 first quarter, a 10% increase from the $17.3 million recorded in last year’s first quarter. Excluding foreign exchange fluctuation, European revenue in the quarter would have decreased by 2.6%. The tax rate for the 2008 first quarter was approximately 40%. The expected tax rate for 2008 is between 38% and 41%. The company had 3,400 employees at the end of the first quarter 2008, of which approximately 89% are billable resources.

On the balance sheet, our days sales outstanding was 60 days, compared with 62 days at the end of first quarter 2007, and to 58 days at December 2007. Our cash used in operations in the first quarter was approximately $329,000. We had $974,000 in capital expenditures and recorded depreciation expenses of $523,000 in the quarter.

During the first quarter of 2008, while adhering to SEC imposed volume limitations, we repurchased 331,000 shares of CTG common stock. The repurchases in the quarter were made at an average price of $4.42 per

CTG

Host: James Boldt

April 24, 2008/10:00 a.m. EDT

share. During this most recent self-imposed blackout period prior to releasing earnings we repurchased shares under our 10b5-1 plan. We intend to continue our repurchase program throughout 2008. Jim.

J. Boldt	Thanks, Brendan. While as expected demand for staffing was weak from the U.S. financial services industry in the first quarter of 2008, demand from other industries for staffing was stronger than we’d anticipated. With this stronger demand, combined with the additional revenue we generated and taking over the staffing responsibility for a new area at an existing customer site, our staffing business had a better first quarter than we’d anticipated.

As to our Solutions business, overall revenue growth was 9% in the first quarter of 2008. We’re clearly beginning to realize the benefits from the investments we made in our Solutions business over the last several years. Most of those investments were in our healthcare business, where we expanded offerings, added sales territories, and hired more sales staff to capitalize on the many opportunities in the healthcare market. Several new healthcare projects began in the first quarter of 2008 and several more healthcare projects are starting up in the second quarter of this year. As our proposal activity and our healthcare vertical continues to be robust, it

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Host: James Boldt

April 24, 2008/10:00 a.m. EDT

is likely that we will see additional healthcare business come on line as the year progresses.

Our Healthcare Solutions business has been the main driver in our margin improvement. If you exclude the non-recurring merger evaluation costs recorded in the first quarter of 2008, our operating income as a percentage of revenue was 3% in the first quarter of this year versus the 1.6 recorded in the first quarter of last year.

As for the second quarter of 2008, we believe that we’ve already seen most of the effects on our staffing business from the reduction in demand from the financial services industry. Overall, current demand for staffing is encouraging and we believe that our staffing business will continue to increase in the second quarter of 2008 when compared to the first quarter of the year.

As to our Solutions business, based upon the new healthcare offerings that we’ve introduced, contracts we’ve already signed, and proposals under client review, we expect to see another sequential increase in our Solutions business in the second quarter of the year. We, therefore, are forecasting revenue for the second quarter of 2008 in the range of $88 million to $90

CTG

Host: James Boldt

April 24, 2008/10:00 a.m. EDT

million, which is 10% to 12% higher than last year’s second quarter. With the increasing mix of Solutions business, we’re forecasting operating margins in the range of 3.3% to 3.7% in the second quarter and earnings per share in the range of $0.10 to $0.12.

As you know, we’ve also increased our guidance for the year. We currently believe that CTG’s 2008 revenues will be in the range of $345 million to $355 million, 6% to 9% above 2007. We expect the net income per diluted share in 2008 will be in the range of $0.36 to $0.44, 44% to 76% above last year.

To sum up, our first quarter performance was better than we’d expected. We anticipate that our Staffing business will grow sequentially in the second quarter of year. Our Solutions business will continue to advance in the second quarter, as additional solutions projects, primarily in our healthcare vertical, will start up. Perhaps most encouraging is the fact that particularly in our Healthcare Solutions business our proposal activity remains robust, therefore, we continue to expect that our improving mix of more profitable Solutions business will drive higher margins and operating profits throughout the year.

CTG

Host: James Boldt

April 24, 2008/10:00 a.m. EDT

The bottom line is that despite the current economic climate we believe that CTG is going to have a very good year in 2008. With that, I’d like to open the call for questions, if there are any. Operator, would you please manage our question and answer period.

Moderator	Yes, sir. And we will go to the line of Rick Dauteuil of Columbia.

R. Dauteuil	Yes, it’s Rick Dauteuil.

J. Boldt	Hello, Rick.

R. Dauteuil	Hello, guys. Just a pretty basic question that the end of period shares outstanding, can you give us that? I know the weighted average is in your release, but what was the period end?

J. Boldt	I think Brendan is looking that up right now.

R. Dauteuil	And I may have missed it, I think you said on your guidance $0.10 to $0.12 in EPS, but you said operating margin for Q1 too?

CTG

Host: James Boldt

April 24, 2008/10:00 a.m. EDT

J. Boldt	Yes, we did. We said the operating margin would be in the range of 3.3% to 3.7% in the second quarter.

R. Dauteuil	Okay. And is that just slightly more solutions mix then we saw in this quarter or what is it?

J. Boldt	It’s mainly more solutions in the second quarter in the mix than staffing. In addition to that, believe it or not in the staffing side of the business, we ran a higher bench in Europe than we normally do. It was a combination of things, particularly in Belgium we do some government work, the government wasn’t formed over there for a long period of time. It actually dragged down our margins. Now the government has been formed. We even saw some weakness in financial services in the first quarter of the year while the banks in Belgium and Luxembourg, where we mostly concentrate, weren’t as heavily invested in the subprime mess, because the U.S. Fed has lowered the borrowing rate in the United States to such a low level the European banks are having a hard time competing against the U.S.

During the quarter though we either replaced people at other clients that were on the bench and some of them actually we trained and they’re now

CTG

Host: James Boldt

April 24, 2008/10:00 a.m. EDT

working in other industries. So we expect the bench to be better than it was in the first quarter and the second quarter in Europe, and the Solutions revenue will be a bigger percentage of the total in the second quarter as well. Brendan, do you have that number?

B. Harrington	I do. The shares outstanding, Rick, were 18.8 million at the end of the quarter and that includes 3.4 million for the shares that are outstanding as well. So the net …

R. Dauteuil	Fifteen point four then versus the 15.9 fully diluted average shares in the quarter.

J. Boldt	Well, but the 15.9 includes computations for the treasury shares. The treasury stock method when you have options outstanding, is that correct?

B. Harrington	Correct, yes. So there’s a little effect there to get to the 15.9.

R. Dauteuil	Okay. Again the number presented in the 15.9 is weighted shares outstanding. I guess I was looking for the equivalent for shares outstanding. In other words, you bought back shares in the quarter, is it

CTG

Host: James Boldt

April 24, 2008/10:00 a.m. EDT

J. Boldt	like 100,000 less or so? Is that probably a good number, 100,000 or 150,000 shares less? In terms of using what calculation?

R. Dauteuil	In terms of the same calculation, but shares outstanding including the dilutive option effect.

J. Boldt	I’d probably use around 100,000 shares less for the second quarter.

R. Dauteuil	Okay, great quarter guys. I’ll pass it on to others.

J. Boldt	Okay, thank you.

Moderator	And next we’ll go to the line of William Ditullio with Boenning & Scattergood. Please go ahead.

W. Ditullio	Great, thanks for taking my call. And congratulations on a strong quarter guys.

J. Boldt	Thanks.

CTG

Host: James Boldt

April 24, 2008/10:00 a.m. EDT

W. Ditullio	I just want to clarify two number questions. What was the operating cash flow number again?

B. Harrington	We used $329,000 of cash flow in operations.

W. Ditullio	Okay and capex was $974,000?

B. Harrington	Correct, yes.

W. Ditullio	And on the revenue growth in the European segment you said 2.6% was related to currency fluctuations?

B. Harrington	Well, if you pull out the currency fluctuations, revenue would have decreased by 2.6% quarter-over-quarter.

W. Ditullio	Okay. And can you give us an update on the U.K. national health project?

J. Boldt	It pretty much is in the same state that it was when we had our previous call. The software that’s needed isn’t completed yet. It was supposed to be completed by the end of March and available, and there is no date at the moment as to when it will be actually available. And the primes are still

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Host: James Boldt

April 24, 2008/10:00 a.m. EDT

renegotiating with the NHS, obviously they’ve used three of the five years they had to do their implementations and they’re not going to hit the five year mark. So in terms of our guidance going forward we have continued to assume that we’ll maintain our current run rate in revenue for the rest of the year, which is an annualized run rate of about … a year. And if the project starts up and business picks up, it’s …

W. Ditullio	Okay. And can you give us a little more color on the types of healthcare products that you’re seeing in the pipeline that you might see in the future?

J. Boldt	Certainly. One area that’s starting to pick up is the RHIOs. We’ve done projects for RHIOs in doing electronic prescription programs, where a doctor will put a prescription in using a cell phone or a Palm type device, and it’ll go to a server. The server will then send a message back and suggest an alternative, a generic drug to the doctor, and if he accepts that, that goes to the pharmacy. If he rejects it, the brand drug that he initially entered will go to the pharmacy. In a mid-sized city for every one percent that you can switch from a brand name to a generic the community saves about $8 million a year in healthcare costs.

CTG

Host: James Boldt

April 24, 2008/10:00 a.m. EDT

Another one that we have been working on is the data diagnostic exchange. Often in many communities when you have your blood work done, the blood work is done within 24-hours but it may take a week for the doctor to get the letter telling him the results. So this exchanges the information automatically.

The ones that are starting up, which are much larger projects obviously, are from the RHIOs and the electronic medical record area, they’re just starting the start up now. Many of the RHIOs got funding from government grants, etc. Recently general state grants, and those projects right now are entering the planning phase so we’re working on doing a plan as to how it’s going to be rolled out. The actual implementation will probably take several years. So the project will ramp up over time. Usually at the very beginning you have very high-end consultants and project managers doing the planning portion of it and then the greater amount of staff comes and they actually begin the implementation.

In the health insurance area we’re beginning to do projects on facets optiumization. Many of the health insurers, many of the Blue Cross Blue Shields, for instance, use TriZetto software, it’s called Facets, that basically is an ERP system for health insurance companies, and it’s very

CTG

Host: James Boldt

April 24, 2008/10:00 a.m. EDT

good at doing auto adjudication but you constantly have to tweak it to get a higher and higher percentage of auto adjudication claims. Obviously, that’s a big issue for most health insurers. Most health insurers try and operate in a mode where at least 80% of their claims are automatically adjudicated without a person having to get involved. So that’s another area where projects are beginning to start up.

And then we have a couple that we think will begin to start up probably late second quarter or third quarter. One’s in the area of fraud, waste and abuse. We’re building systems, and … is a system generally built in an extra language that looks at multiple data elements to come to a better conclusion. So basically it’ll look at a person’s medical record, prescriptions that they’re receiving, blood work, etc. and see if the right combination exists. If it doesn’t exist, there’s a high probability that that particular claim is a fraudulent claim. And we’ve also developed some tools and expertise in the area of risk based pricing for health insurance companies to look at financial conditions, etc. … better rate group plans as they do their underwriting.

W. Ditullio	Great. And I guess based on the latest project, what do you think the healthcare segment as a percentage of revenue will be up by year-end?

CTG

Host: James Boldt

April 24, 2008/10:00 a.m. EDT

J. Boldt	That is an excellent question. I wish I had an excellent answer for you. I’m sure it’s going to be higher than it is. The reason that we exceeded our guidance in the first quarter, these are brand new offerings, never been done before offerings, to brand new clients so when we did our forecast for the first quarter and also looked at the second quarter we were somewhat conservative. It’s not like we’re bidding on a … implementation and we have a lot of statistics on how many times we win those, etc. So, we’ve been somewhat conservative because it’s an unknown market, unknown customer, and never been done before as to what the growth will do.

So I wish I could come up with an exact percentage, but quite frankly, it depends on how quickly those offerings are accepted and how many of them we’ve been successful at. The first quarter of the year for the key projects that we were looking for we actually were successful in winning all of them. That’s a little bit unusual for us; as most of our offerings obviously you win some, you lose some.

W. Ditullio	Right. But you expect to be north or the current level that it’s at now?

J. Boldt	Yes. We expect it to increase as the year goes on.

CTG

Host: James Boldt

April 24, 2008/10:00 a.m. EDT

W. Ditullio	And then just one final question that goes along with this question of the percentage of the healthcare segment, is the providers and payers part of it still about the same?

J. Boldt	Yes.

W. Ditullio	Still about 35%?

J. Boldt	Yes.

W. Ditullio	Great, guys. Well good luck for the rest of the year, and keep up the good work.

J. Boldt	Okay. Thank you.

Moderator	And next we’ll go to the line of Rick with Columbia Management. Please go ahead.

R. Dauteuil	Just a couple follow-ups. What are the trends on the bill rate and the pay rates? Do you think there’s an opportunity for some margin expansion or not?

CTG

Host: James Boldt

April 24, 2008/10:00 a.m. EDT

J. Boldt	Actually, it isn’t the same in every business so I’m going to give you the answer in a couple of parts, unfortunately. In the European market where they’ve actually seen for a number of year a fewer number of college graduates because of the demographics, probably about four months ago or so pricing ability came back. I would consider it now a normal market. People are getting wage increases and they’re getting bill rate increases for the appropriate amount. So in that particular market, I would have to answer the question yes, and that’s about 22% of our business.

Healthcare really has not been a problem particularly since their solutions often we’ll bid the solutions, there isn’t a direct tie between the bill rate and an individual that the price wasn’t their solution or a part of a solution. Healthcare is 27%, so for about 50% of the business I would say it’s definitely encouraging. We’re seeing all the right trends; we actually are getting bill rate increases, etc.

For the other 50%, which is largely the U.S. staffing market for newer skills like .NET, WebSphere and even some of the newer Java languages, because there is a shortage in the market we’re definitely raising bill rates because if you don’t do that and raise people’s wages, you’re just not going to get the resources. For the bulk of that market, though, the older

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Host: James Boldt

April 24, 2008/10:00 a.m. EDT

skills, let’s say, it’s really still been pretty flat, but as every day goes by we’re noticing that it’s harder and harder to get candidates and that candidates are accepting jobs quicker and quicker. So at some point it’s going to affect the pricing, but right now it really hasn’t by and large.

R. Dauteuil	Okay. And IBM, any big picture trends with your business with them?

J. Boldt	No, none really that I can point to. Most of our business with IBM, as you know, is in one division, the STG division or the predominant supplier. That division, that’s their server division, and that division we basically kind of fill-in in the peaks and valleys. It’s a project driven division so, as you know, in the summer of 2006 they got to a point where a lot of projects were ending and they no longer needed about 400 of our people. The year before that in the summer of 2005 it was the exact opposite, they needed 200 additional people. In the last year or so more projects have started and our revenue from IBM has been going up as a consequence of that.

R. Dauteuil	Okay. I appreciate it, thanks.

Moderator	And there are no more questions in queue.

CTG

Host: James Boldt

April 24, 2008/10:00 a.m. EDT

J. Boldt	In closing, I’ll repeat that our strategy is to continue to increase CTG’s Solutions business. We’re focused on specific verticals; such as healthcare that we believe have strong fundamental growth prospects especially with the increased use of technology to improve efficiencies in service. As that part of our business grows we expect margins to expand yet we will continue to be optimistic in our staffing business. I would like to thank you for your continued support and for joining us this morning. Have a great day.

Moderator	Ladies and gentlemen, this conference will be available for replay starting today at 11:30 a.m. through midnight on April 28. You may access the AT&T TeleConference replay system at any time by dialing 800-475-6701 and entering the access code 899688.

That does conclude our call for today. Thank you for your participation and for using AT&T Executive TeleConference. You may now disconnect.